Exhibit (99.1)

EASTMAN KODAK COMPANY

Media Contact:
Christopher K. Veronda
585-724-2622
christopher.veronda@kodak.com


KODAK TO CEASE SYNTHETIC CHEMICALS OPERATIONS AT KIRKBY

Action   part   of  global  consolidations  and   digital
transformation

KIRKBY, ENGLAND, June 29 - Kodak announced today that the
Synthetic Chemicals operation and associated support facilities in Kirkby that produce chemicals used in the manufacture of traditional photographic products would shut down by year-end. About 85 employees will be affected by this action.

A facility employing 10 people that produces nitrate, which is also used in the manufacture of photographic products, will remain in operation at the Kirkby site.
The announcement has no impact on other Kodak sites in the UK.

This  is  part  of Kodak's previously announced  plan  to
complete    the   restructuring   of   its    traditional
photographic  business  by mid-2007,  in  line  with  the
digital  transformation of the industry. Kodak is  taking
actions  to  sharpen  competitiveness  and  ensure   that
traditional photographic products remain profitable in a shrinking market, while simultaneously accelerating the growth of the digital business.

Tony Field, manager of the Kirkby facility said:

"Kodak, like every other imaging company, is responding to the realities of the transformation of the global imaging sector. These actions are necessary in light of declines in the traditional photography business. As a result, we must continue to move to competitively position our operations."

"This has been a difficult decision to make, and is no reflection on the highly-valued work performed by our employees who have always shown great skill and dedication. Instead, the reality is that demand for our traditional business is declining, as our digital products grow evermore popular.

"All employees affected will be treated with respect and those that leave the company will be entitled to severance terms, plus assistance in their career transition."

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